EXHIBIT 99.1

Brinker International Promotes George Felix to EVP, Chief Marketing Officer
Felix to apply category-leading discipline and marketing vision to both Chili’s and Maggiano’s
DALLAS, March 2, 2026 — Brinker International, Inc. (NYSE: EAT) today announced the promotion of George Felix to Executive Vice President, Chief Marketing Officer, overseeing marketing for both Chili's® Grill & Bar and Maggiano's Little Italy.®
Felix joined Brinker in 2022 as Senior Vice President and Chief Marketing Officer of Chili’s, with a successful track record of making legacy brands exciting again. His vision, strategy and leadership brought creative and authentic marketing to Chili’s that helped return the brand to category leadership in both sales and traffic growth – resulting in Brinker International’s market capitalization increasing from $1.3 billion at the start of his tenure to $6.25 billion as of March 2, 2026. He also partnered with Chili’s operations to help simplify and improve execution so that food and service at Chili’s is as good in the restaurants as it looks in advertising.
In his expanded role, Felix will continue to lead marketing at Chili’s and will now bring that same strategic vision to Maggiano’s. As part of the “Back to Maggiano’s” strategy, he will focus on clarifying the brand’s positioning and improving execution to drive stronger performance. Felix will help Maggiano’s to deliver Italian-American favorites abundantly served with warm and attentive service that makes our guests feel like family.
“George has proven that when you deeply understand your guests and stay relentlessly focused on what makes a brand special, extraordinary results follow. His leadership has shaped the entire guest experience and delivered sustainable results by making Chili’s more relevant than ever,” said Brinker CEO and President Kevin Hochman. “Elevating him to lead marketing for both brands reflects our confidence in his ability to apply a proven playbook to Maggiano’s and accelerate performance.”
Felix has received accolades across the industry, including being named one of Fast Company’s 2025 CMOs of the Year, Ad Age 2025 CMO of the Year, ADWEEK 2024 Marketing Vanguard award winner, among others.
Felix will continue reporting to Brinker CEO and President Kevin Hochman.
About Brinker International, Inc.: (NYSE: EAT) is one of the world’s leading casual dining restaurant companies and proud home to two beloved brands: Chili’s® Grill & Bar and Maggiano’s Little Italy®. Brinker has grown to own, operate or franchise more than 1,600 restaurants across 31 countries and two U.S. territories – serving bold flavors, handcrafted drinks, and genuine hospitality along the way. Brinker is proud to have been named the top workplace in Dallas-Fort Worth by both the Dallas Business Journal and The Dallas Morning News in 2025, and CEO Kevin Hochman was awarded the 2025 IFMA Gold Plate Award and named a Barron’s 2025 Top 25 CEO in the world. Brinker brands continue to earn national recognition as well with Chili’s being honored in 2025 with placements on the Fast Company Brands that Matter and Inc. Best in Business lists and named Ad Age Brand of the Year among other honors. The purpose is simple: to make everyone feel special – whether it’s a celebration over sizzling fajitas or a casual night enjoying Italian favorites with family. Learn more about our brands, our culture, and our people at brinker.com and on LinkedIn.